Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Media Contact:

Joel Weiden

Gavin Anderson & Company

212-515-1970

Investor Contact:

Doug Morris

Gavin Anderson & Company

212-515-1962

EXIDE TECHNOLOGIES ANNOUNCES RESULTS FOR

FISCAL YEAR 2004

LAWRENCEVILLE, NJ, June 29, 2004 — Exide Technologies (NASDAQ: XIDE), a global leader in stored electrical energy solutions, announced results for fiscal year 2004 which ended March 31, 2004. As previously announced, the Company’s Plan of Reorganization became effective on May 5, 2004 and the Company emerged from bankruptcy. All figures are based on pre-emergence accounting and going forward the Company’s financial results will be based on fresh start accounting.

The consolidated net loss for fiscal 2004 was $114.1 million, or $4.17 per diluted share as compared to fiscal 2003’s net loss of $140.9 million or $5.14 per diluted share.

Included in fiscal 2004 consolidated net loss were reorganization items in connection with the bankruptcy of $67.0 million, restructuring costs of $52.7 million and a charge of $15.6 million for the cumulative effect of a change in accounting principle.

The change in accounting principle in fiscal 2004 resulted from the April 1, 2003 adoption of Statement of Financial Accounting Standards No. 143, which outlines financial accounting and reporting requirements for obligations associated with the retirement of tangible long-lived assets and the associated retirement costs.

Net sales were $2.5 billion for fiscal 2004, up from $2.36 billion in fiscal 2003. Although sales volumes were lower in all three of the Company’s business segments during fiscal 2004, currency positively impacted net sales for fiscal 2004 by approximately $229 million.

“During fiscal 2004, Exide continued execution of our operational restructuring initiatives, primarily in Europe, while meeting the needs of our customers despite a delay in our exit from Chapter 11 in North America. With our emergence from Chapter 11 in May 2004, we are now able to focus our total efforts on meeting the challenges we face in today’s market to deliver long-term value to our shareholders,” said Craig H. Muhlhauser, President and Chief Executive Officer of Exide Technologies.

Transportation Business Results

For its Transportation business, the Company reported fiscal 2004 income of $138.7 million before reorganization items, income taxes, minority interest and cumulative effect of change in accounting principle, versus $146.4 million in fiscal 2003.

Net sales for the Transportation business were $1.58 billion for fiscal 2004 versus $1.49 billion for fiscal 2003. Transportation revenues in North America declined slightly due to reduced unit volumes in both the aftermarket and original equipment channels, while European volumes declined principally in the original equipment channel following the loss of certain original equipment business. European selling prices were lower in fiscal 2004, principally because of competitive pricing pressures. Currency positively impacted Transportation net sales in fiscal 2004 by approximately $120 million.

Motive Power Business Results

For its Motive Power business, the Company reported fiscal 2004 income of $7.9 million, before reorganization items, income taxes, minority interest and cumulative effect of change in accounting principle versus $16.0 million in fiscal 2003.

Net sales for the Motive Power business in fiscal 2004 were $527.2 million versus $475.2 million for fiscal 2003. Lower sales volumes and competitive pricing pressures in Europe, including the impact of Asian imports, within both the original equipment and aftermarket channels were partially offset by higher volumes in North America. Currency positively impacted Motive Power net sales in fiscal 2004 by approximately $66 million.

Network Power Business Results

For its Network Power business, the Company reported fiscal 2004 income of $10.9 million, before reorganization items, income taxes, minority interest and cumulative effect of change in accounting principle, versus a net loss of $16.8 million in the prior year.

Net sales for the Network Power business were $395.1 million in fiscal 2004 versus $391.9 million for fiscal 2003. Sales volumes were lower due to reductions in European military shipments in fiscal 2003 and competitive price pressures, offset partially by higher volumes in North America. Currency positively impacted Network Power net sales in fiscal 2004 by approximately $43 million.

Restructuring

Throughout fiscal year 2004, Exide continued implementation of its financial and operational restructuring initiatives. The Company successfully concluded its financial reorganization on May 5, 2004, emerging from Chapter 11 with a new capital structure. The key accomplishments of the financial reorganization included debt reduction of 70%, or approximately $1.3 billion, reduction of annual interest burden by approximately $70 million and new financing to support the needs of the business.

In addition, the Company continues to streamline and simplify its global operations through a number of cost reduction, quality and productivity initiatives throughout the world. These initiatives involve the closure or consolidation of certain manufacturing and distribution facilities, reductions in salaried personnel, and further improvements in quality and productivity through EXCELL, the Company’s lean supply chain process improvement initiative.

On Thursday, July 1, 2004, at 9:30 AM Eastern Time management will broadcast its discussion of year-end results and general business operations. Information on the Company’s broadcast is available at www.exide.com/investor_relations.html. Additional financial information will be provided at www.exide.com investor_relations.html on Thursday, July 1, 2004 at 8:30 AM Eastern Time.

About Exide Technologies:

Exide Technologies, with operations in 89 countries and fiscal 2004 net sales of approximately $2.5 billion, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s three global business groups – transportation, motive power and network power — provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and 42-volt automotive applications. Industrial markets include network power applications such as telecommunications systems, fuel-cell load leveling, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide and its financial results are available at www.exide.com.

Certain statements in this press release may constitute forward-looking statements as defined by the Securities Litigation Reform Act of 1995. As such, they involve known and unknown risks, uncertainties and other factors that may cause the actual or expected results of the Company to be materially different from any results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from these forward looking statements include, but are not limited to, (i) the Company’s ability to implement business strategies and continued financial and organizational restructuring initiatives, (ii) the ability to maintain margins as a result of the competitive nature of the battery markets, (iii) general global economic conditions and (iv) the ability to acquire goods and services and/or fulfill labor needs at budgeted costs. These factors are enumerated in further detail in the Company’s most recent Form 10-K filed on June 29, 2004.

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